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                                                                   EXHIBIT 12(B)



                            D&N CAPITAL CORPORATION
               Computation of ratio of earnings to fixed charges
                   and preferred stock dividend requirements



                                        For period from
                                    Inception (March 18, 1997)
                                    Through December 31,1997
                                    (In thousands, except ratio):

Net income                                     $ 1,852

Fixed charges:
    Advisory fees                                   57

Total fixed charges                                 57

Earnings before fixed charges                    1,909

Fixed charges, as above                             57

Preferred stock dividend requirements            1,218

Fixed charges including preferred
    stock dividends                            $ 1,275

Ratio of earnings to fixed charges and
    preferred stock dividend requirements         1.50
